Exhibit 99.1

News Release

Nucor Reporhts Results for the Third Quarter of 2023

Third Quarter of 2023 Highlights

•	$4.57 earnings per diluted share for the third quarter, bringing year-to-date diluted EPS to $14.83

•	Net earnings attributable to Nucor stockholders of $1.14 billion

•	Net earnings before noncontrolling interests of $1.22 billion; EBITDA of $1.82 billion

•	Returned $627 million to stockholders during the quarter through share repurchases and dividends

CHARLOTTE, N.C. – October 23, 2023 - Nucor Corporation (NYSE: NUE) today announced consolidated net earnings attributable to Nucor stockholders of $1.14 billion, or $4.57 per diluted share, for the third quarter of 2023. By comparison, Nucor reported consolidated net earnings attributable to Nucor stockholders of $1.46 billion, or $5.81 per diluted share, for the second quarter of 2023 and $1.69 billion, or $6.50 per diluted share, for the third quarter of 2022.

In the first nine months of 2023, Nucor reported consolidated net earnings attributable to Nucor stockholders of $3.74 billion, or $14.83 per diluted share, compared with consolidated net earnings attributable to Nucor stockholders of $6.35 billion, or $23.85 per diluted share, in the first nine months of 2022.

“We are on pace to set another safety record for the fifth consecutive year. And with $14.83 of earnings per diluted share for the first nine months of 2023, this already represents the third-best full-year result in Nucor’s history. We believe that our world-class manufacturing team, product diversity, and our sustainable solutions set us up for continued success over the long term,” said Leon Topalian, Nucor’s Chair, President and Chief Executive Officer. “The investments we are making to grow our core businesses and expand into new products continue to generate attractive returns for stockholders.”

Selected Segment Data

Earnings (loss) before income taxes and noncontrolling interests by segment for the third quarter and first nine months of 2023 and 2022 were as follows (in thousands):

	Three Months (13 Weeks) Ended		Nine Months (39 Weeks) Ended
	September 30, 2023	October 1, 2022	September 30, 2023	October 1, 2022
Steel mills	$882,614	$1,287,855	$3,124,549	$6,682,432
Steel products	806,731	1,196,845	2,788,322	3,011,644
Raw materials	71,367	279,189	267,918	638,640
Corporate/eliminations	(212,630)	(440,967)	(986,141)	(1,621,277)

	$1,548,082	$2,322,922	$5,194,648	$8,711,439

Nucor Executive Offices: 1915 Rexford Road, Charlotte, North Carolina 28211

Phone 704-366-7000 Fax 704-362-4208 www.nucor.com

News Release

Nucor Reports Results for the Third Quarter of 2023 (Continued)

Financial Review

Nucor’s consolidated net sales decreased 8% to $8.78 billion in the third quarter of 2023 compared with $9.52 billion in the second quarter of 2023 and decreased 16% compared with $10.50 billion in the third quarter of 2022. Average sales price per ton in the third quarter of 2023 decreased 3% compared with the second quarter of 2023 and decreased 14% compared with the third quarter of 2022. A total of 6,240,000 tons were shipped to outside customers in the third quarter of 2023, a 5% decrease from the second quarter of 2023 and a 3% decrease from the third quarter of 2022. Total steel mill shipments in the third quarter of 2023 decreased 4% as compared to the second quarter of 2023 and decreased 2% as compared to the third quarter of 2022. Steel mill shipments to internal customers represented 20% of total steel mill shipments in the third quarter of 2023 and the second quarter of 2023, compared with 22% in the third quarter of 2022. Downstream steel product shipments to outside customers in the third quarter of 2023 decreased 4% from the second quarter of 2023 and decreased 12% from the third quarter of 2022.

In the first nine months of 2023, Nucor’s consolidated net sales of $27.01 billion represented a decrease of 18% compared with consolidated net sales of $32.79 billion reported in the first nine months of 2022. Total tons shipped to outside customers in the first nine months of 2023 were 19,271,000, a decrease of 3% from the first nine months of 2022, and the average sales price per ton in the first nine months of 2023 decreased 15% from the first nine months of 2022.

The average scrap and scrap substitute cost per gross ton used in the third quarter of 2023 was $415, a 9% decrease compared to $455 in the second quarter of 2023 and a 17% decrease compared to $502 in the third quarter of 2022. The average scrap and scrap substitute cost per gross ton used in the first nine months of 2023 was $429, a 16% decrease compared to $511 in the first nine months of 2022.

Pre-operating and start-up costs related to the Company’s growth projects were approximately $101 million, or $0.31 per diluted share, in the third quarter of 2023, compared with approximately $90 million, or $0.27 per diluted share, in the second quarter of 2023 and approximately $52 million, or $0.15 per diluted share, in the third quarter of 2022.

In the first nine months of 2023, pre-operating and start-up costs related to the Company’s growth projects were approximately $273 million, or $0.83 per diluted share, compared with approximately $174 million, or $0.50 per diluted share, in the first nine months of 2022.

Overall operating rates at the Company’s steel mills decreased to 77% in the third quarter of 2023 as compared to 84% in the second quarter of 2023 and 77% in the third quarter of 2022. Operating rates in the first nine months of 2023 were 80%, which was the same as the first nine months of 2022.

Nucor Executive Offices: 1915 Rexford Road, Charlotte, North Carolina 28211

Phone 704-366-7000 Fax 704-362-4208 www.nucor.com

News Release

Nucor Reports Results for the Third Quarter of 2023 (Continued)

Financial Strength

At the end of the third quarter of 2023, we had $6.73 billion in cash and cash equivalents, short-term investments and restricted cash and cash equivalents on hand. The Company’s $1.75 billion revolving credit facility remains undrawn and does not expire until November 2026. Nucor continues to have the strongest credit rating in the North American steel sector (A-/A-/Baa1) with stable outlooks at Standard & Poor’s, Fitch Ratings and Moody’s.

Commitment to Returning Capital to Stockholders

During the third quarter of 2023, Nucor repurchased approximately 3.0 million shares of its common stock at an average price of $168.99 per share (approximately 8.8 million shares during the first nine months of 2023 at an average price of $157.36 per share). On May 11, 2023, Nucor’s board of directors approved a new share repurchase program under which Nucor is authorized to repurchase up to $4.00 billion of Nucor’s common stock and terminated any previously authorized share repurchase programs. As of September 30, 2023, Nucor had approximately 27.0 million shares outstanding and approximately $3.5 billion remaining for repurchases under its authorized share repurchase program. This share repurchase authorization is discretionary and has no scheduled expiration date.

On September 14, 2023, Nucor’s board of directors declared a cash dividend of $0.51 per share. This cash dividend is payable on November 9, 2023 to stockholders of record as of September 29, 2023 and is Nucor’s 202nd consecutive quarterly cash dividend.

Third Quarter of 2023 Analysis

Earnings for the steel mills segment declined in the third quarter of 2023 as compared to the second quarter of 2023 primarily due to lower pricing, and to a lesser extent, decreased volumes. The largest impact on earnings occurred at our sheet mills. The earnings of the steel products segment decreased in the third quarter of 2023 as compared to the second quarter of 2023 also due to lower realized prices and volumes. Earnings for the raw materials segment decreased in the third quarter of 2023 as compared to the second quarter of 2023 due to margin compression at our direct reduced iron, or DRI, facilities and scrap processing operations.

Fourth Quarter of 2023 Outlook

We expect earnings in the fourth quarter of 2023 to decrease compared to the third quarter of 2023 due primarily to lower pricing across all three operating segments, and, to a lesser extent, decreased volumes. In the steel mills segment, we expect the decrease in realized pricing to be most pronounced at our sheet mills. In the steel products segment, we expect decreased earnings due to moderating average selling prices at most of the product groups within the steel products segment and lower volumes. Earnings for the raw materials segment are expected to decrease in the fourth quarter of 2023 as compared to the third quarter of 2023 due to lower pricing for raw materials and planned outages at our DRI facilities.

Nucor Executive Offices: 1915 Rexford Road, Charlotte, North Carolina 28211

Phone 704-366-7000 Fax 704-362-4208 www.nucor.com

News Release

Nucor Reports Results for the Third Quarter of 2023 (Continued)

Earnings Conference Call

You are invited to listen to the live broadcast of Nucor’s conference call during which management will discuss Nucor’s third quarter results on October 24, 2023 at 10:00 a.m. Eastern Time. The conference call will be available over the Internet at www.nucor.com, under Investors.

About Nucor

Nucor and its affiliates are manufacturers of steel and steel products, with operating facilities in the United States, Canada and Mexico. Products produced include: carbon and alloy steel — in bars, beams, sheet and plate; hollow structural section tubing; electrical conduit; steel racking; steel piling; steel joists and joist girders; steel deck; fabricated concrete reinforcing steel; cold finished steel; precision castings; steel fasteners; metal building systems; insulated metal panels; overhead doors; steel grating; wire and wire mesh; and utility structures. Nucor, through The David J. Joseph Company and its affiliates, also brokers ferrous and nonferrous metals, pig iron and hot briquetted iron / direct reduced iron; supplies ferro-alloys; and processes ferrous and nonferrous scrap. Nucor is North America’s largest recycler.

Non-GAAP Financial Measures

The Company uses certain non-GAAP (Generally Accepted Accounting Principles) financial measures in this news release, including EBITDA. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance or financial position that either excludes or includes amounts that are not normally excluded or included in the most directly comparable financial measure calculated and presented in accordance with GAAP.

We define EBITDA as net earnings before noncontrolling interests, adding back the following items: interest (income) expense, net; provision for income taxes; depreciation; and amortization. The Company believes that this definition of EBITDA is a more relevant supplemental measure of performance. First and second quarter of 2023 EBITDA was $1.89 billion and $2.34 billion, respectively, using this definition. Please note that other companies might define their non-GAAP financial measures differently than we do.

Management presents the non-GAAP financial measure of EBITDA in this news release because it considers it to be an important supplemental measure of performance. Management believes that this non-GAAP financial measure provides additional insight for analysts and investors evaluating the Company’s financial and operational performance by providing a consistent basis of comparison across periods.

Forward-Looking Statements

Certain statements contained in this news release are “forward-looking statements” that involve risks and uncertainties which we expect will or may occur in the future and may impact our business, financial condition and results of operations. The words “anticipate,” “believe,” “expect,” “intend,” “project,” “may,” “will,” “should,” “could” and similar expressions are intended to identify those forward-looking statements. These

Nucor Executive Offices: 1915 Rexford Road, Charlotte, North Carolina 28211

Phone 704-366-7000 Fax 704-362-4208 www.nucor.com

News Release

Nucor Reports Results for the Third Quarter of 2023 (Continued)

forward-looking statements reflect the Company’s best judgment based on current information, and, although we base these statements on circumstances that we believe to be reasonable when made, there can be no assurance that future events will not affect the accuracy of such forward-looking information. As such, the forward-looking statements are not guarantees of future performance, and actual results may vary materially from the projected results and expectations discussed in this news release. Factors that might cause the Company’s actual results to differ materially from those anticipated in forward-looking statements include, but are not limited to: (1) competitive pressure on sales and pricing, including pressure from imports and substitute materials; (2) U.S. and foreign trade policies affecting steel imports or exports; (3) the sensitivity of the results of our operations to general market conditions, and in particular, prevailing market steel prices and changes in the supply and cost of raw materials, including pig iron, iron ore and scrap steel; (4) the availability and cost of electricity and natural gas, which could negatively affect our cost of steel production or result in a delay or cancellation of existing or future drilling within our natural gas drilling programs; (5) critical equipment failures and business interruptions; (6) market demand for steel products, which, in the case of many of our products, is driven by the level of nonresidential construction activity in the United States; (7) impairment in the recorded value of inventory, equity investments, fixed assets, goodwill or other long-lived assets; (8) uncertainties and volatility surrounding the global economy, including excess world capacity for steel production, inflation and interest rate changes; (9) fluctuations in currency conversion rates; (10) significant changes in laws or government regulations affecting environmental compliance, including legislation and regulations that result in greater regulation of greenhouse gas emissions that could increase our energy costs, capital expenditures and operating costs or cause one or more of our permits to be revoked or make it more difficult to obtain permit modifications; (11) the cyclical nature of the steel industry; (12) capital investments and their impact on our performance; (13) our safety performance; (14) our ability to integrate businesses we acquire; and (15) the impact of the COVID-19 pandemic, any variants of the virus, and any other similar pandemic or public health situation. These and other factors are discussed in Nucor’s regulatory filings with the United States Securities and Exchange Commission, including those in “Item 1A. Risk Factors” of Nucor’s Annual Report on Form 10-K for the year ended December 31, 2022. The forward-looking statements contained in this news release speak only as of this date, and Nucor does not assume any obligation to update them, except as may be required by applicable law.

Contact Information

For Investor/Analyst Inquiries – Jack Sullivan, 704-264-8942, or Paul Donnelly, 704-264-8807

For Media Inquiries - Katherine Miller, 704-353-9015

Nucor Executive Offices: 1915 Rexford Road, Charlotte, North Carolina 28211

Phone 704-366-7000 Fax 704-362-4208 www.nucor.com

News Release

Nucor Reports Results for the Third Quarter of 2023 (Continued)

Tonnage Data

(In thousands)

	Three Months (13 Weeks) Ended			Nine Months (39 Weeks) Ended
	September 30, 2023	October 1, 2022	Percent Change	September 30, 2023	October 1, 2022	Percent Change
Steel mills total shipments:
Sheet	2,723	2,677	2%	8,328	7,996	4%
Bars	2,001	2,169	-8%	6,292	6,728	-6%
Structural	530	583	-9%	1,571	1,847	-15%
Plate	460	379	21%	1,434	1,251	15%
Other	32	61	-48%	135	309	-56%

	5,746	5,869	-2%	17,760	18,131	-2%

Sales tons to outside customers:
Steel mills	4,578	4,553	1%	14,156	14,133	—
Joist	127	160	-21%	404	497	-19%
Deck	104	129	-19%	310	388	-20%
Cold finished	103	112	-8%	332	368	-10%
Rebar fabrication products	307	350	-12%	918	980	-6%
Piling	117	119	-2%	331	349	-5%
Tubular products	223	231	-3%	737	735	—
Other steel products	160	190	-16%	443	520	-15%
Raw materials	521	571	-9%	1,640	1,816	-10%

	6,240	6,415	-3%	19,271	19,786	-3%

Nucor Executive Offices: 1915 Rexford Road, Charlotte, North Carolina 28211

Phone 704-366-7000 Fax 704-362-4208 www.nucor.com

News Release

Nucor Reports Results for the Third Quarter of 2023 (Continued)

Condensed Consolidated Statements of Earnings (Unaudited)

(In thousands, except per share data)

	Three Months (13 Weeks) Ended		Nine Months (39 Weeks) Ended
	September 30, 2023	October 1, 2022	September 30, 2023	October 1, 2022
Net sales	$8,775,734	$10,500,755	$27,008,970	$32,788,511

Costs, expenses and other:
Cost of products sold	6,854,934	7,657,364	20,588,294	22,382,718
Marketing, administrative and other expenses	385,768	486,560	1,229,051	1,574,355
Equity in losses (earnings) of unconsolidated affiliates	1,083	(8,438)	(3,671)	(23,246)
Interest (income) expense, net	(14,133)	42,347	648	143,245

	7,227,652	8,177,833	21,814,322	24,077,072

Earnings before income taxes and noncontrolling interests	1,548,082	2,322,922	5,194,648	8,711,439
Provision for income taxes	326,827	523,879	1,154,689	1,958,044

Net earnings before noncontrolling interests	1,221,255	1,799,043	4,039,959	6,753,395
Earnings attributable to noncontrolling interests	79,749	104,295	300,557	401,791

Net earnings attributable to Nucor stockholders	$1,141,506	$1,694,748	$3,739,402	$6,351,604

Net earnings per share:
Basic	$4.58	$6.51	$14.86	$23.90
Diluted	$4.57	$6.50	$14.83	$23.85
Average shares outstanding:
Basic	248,504	259,102	250,752	264,655
Diluted	248,916	259,526	251,179	265,239

Nucor Executive Offices: 1915 Rexford Road, Charlotte, North Carolina 28211

Phone 704-366-7000 Fax 704-362-4208 www.nucor.com

News Release

Nucor Reports Results for the Third Quarter of 2023 (Continued)

Condensed Consolidated Balance Sheets (Unaudited)

(In thousands)

	September 30, 2023	December 31, 2022
ASSETS
Current assets:
Cash and cash equivalents	$5,855,950	$4,280,852
Short-term investments	863,140	576,946
Accounts receivable, net	3,427,697	3,591,030
Inventories, net	5,246,365	5,453,531
Other current assets	555,784	789,325

Total current assets	15,948,936	14,691,684
Property, plant and equipment, net	10,355,848	9,616,920
Restricted cash and cash equivalents	12,832	80,368
Goodwill	3,922,267	3,920,060
Other intangible assets, net	3,146,973	3,322,265
Other assets	880,930	847,913

Total assets	$34,267,786	$32,479,210

LIABILITIES
Current liabilities:
Short-term debt	$35,938	$49,081
Current portion of long-term debt and finance lease obligations	24,934	28,582
Accounts payable	1,854,707	1,649,523
Salaries, wages and related accruals	1,268,771	1,654,210
Accrued expenses and other current liabilities	1,099,498	948,348

Total current liabilities	4,283,848	4,329,744
Long-term debt and finance lease obligations due after one year	6,620,586	6,613,687
Deferred credits and other liabilities	1,854,270	1,965,873

Total liabilities	12,758,704	12,909,304

Commitments and contingencies
EQUITY
Nucor stockholders’ equity:
Common stock	152,061	152,061
Additional paid-in capital	2,165,635	2,143,520
Retained earnings	28,110,225	24,754,873
Accumulated other comprehensive loss, net of income taxes	(148,827)	(137,517)
Treasury stock	(9,813,377)	(8,498,243)

Total Nucor stockholders’ equity	20,465,717	18,414,694
Noncontrolling interests	1,043,365	1,155,212

Total equity	21,509,082	19,569,906

Total liabilities and equity	$34,267,786	$32,479,210

Nucor Executive Offices: 1915 Rexford Road, Charlotte, North Carolina 28211

Phone 704-366-7000 Fax 704-362-4208 www.nucor.com

News Release

Nucor Reports Results for the Third Quarter of 2023 (Continued)

Consolidated Statements of Cash Flows (Unaudited)

(In thousands)

	Nine Months (39 Weeks) Ended
	September 30, 2023	October 1, 2022
Operating activities:
Net earnings before noncontrolling interests	$4,039,959	$6,753,395
Adjustments:
Depreciation	681,153	609,933
Amortization	175,701	164,480
Stock-based compensation	101,107	99,838
Deferred income taxes	(25,750)	(33,116)
Distributions from affiliates	18,621	25,571
Equity in earnings of unconsolidated affiliates	(3,671)	(23,246)
Changes in assets and liabilities (exclusive of acquisitions and dispositions):
Accounts receivable	171,621	(104,751)
Inventories	209,056	371,068
Accounts payable	164,479	(299,760)
Federal income taxes	240,667	(302,335)
Salaries, wages and related accruals	(347,026)	121,243
Other operating activities	165,692	156,201

Cash provided by operating activities	5,591,609	7,538,521

Investing activities:
Capital expenditures	(1,496,248)	(1,430,125)
Investment in and advances to affiliates	(35,106)	(246)
Sale of business	—	99,681
Disposition of plant and equipment	8,617	27,278
Acquisitions (net of cash acquired)	—	(3,549,764)
Purchases of investments	(1,200,136)	(563,770)
Proceeds from the sale of investments	917,332	439,348
Other investing activities	(35,001)	(9,595)

Cash used in investing activities	(1,840,542)	(4,987,193)

Financing activities:
Net change in short-term debt	(13,142)	(43,074)
Proceeds from issuance of long-term debt, net of discount	—	2,091,934
Repayment of long-term debt	(7,500)	(1,108,500)
Bond issuance costs	—	(13,138)
Proceeds from exercise of stock options	10,350	21,604
Payment of tax withholdings on certain stock-based compensation	(44,456)	(62,869)
Distributions to noncontrolling interests	(412,404)	(300,772)
Cash dividends	(387,996)	(404,150)
Acquisition of treasury stock	(1,376,757)	(2,359,971)
Proceeds from government incentives	—	275,000
Other financing activities	(12,437)	(21,085)

Cash used in financing activities	(2,244,342)	(1,925,021)

Effect of exchange rate changes on cash	837	(5,221)

Increase in cash and cash equivalents and restricted cash and cash equivalents	1,507,562	621,086
Cash and cash equivalents and restricted cash and cash equivalents - beginning of year	4,361,220	2,508,658

Cash and cash equivalents and restricted cash and cash equivalents - end of nine months	$5,868,782	$3,129,744

Non-cash investing activity:
Change in accrued plant and equipment purchases	$40,126	$(31,469)

Nucor Executive Offices: 1915 Rexford Road, Charlotte, North Carolina 28211

Phone 704-366-7000 Fax 704-362-4208 www.nucor.com

News Release

Nucor Reports Quarterly Earnings for the Third Quarter of 2023 (Continued)

Non-GAAP Financial Measures

Reconciliation of EBITDA (Unaudited)

(In thousands)

Three months ended (13 weeks)
September 30, 2023
Net earnings before noncontrolling interests	$1,221,255

Depreciation	232,317
Amortization	58,470
Interest income, net	(14,133)
Provision for income taxes	326,827

EBITDA	$1,824,736

Nucor Executive Offices: 1915 Rexford Road, Charlotte, North Carolina 28211

Phone 704-366-7000 Fax 704-362-4208 www.nucor.com